Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Hanover Direct, Inc Charles E. Blue S.V.P. & Chief Financial Officer Tel: (201) 272-3389	MWW Group Rich Tauberman Tel: (201) 507-9500

HANOVER DIRECT ANNOUNCES NOTICE OF POTENTIAL DELISTING
FROM AMERICAN STOCK EXCHANGE

     EDGEWATER, NJ, December 13, 2004 — Hanover Direct, Inc. (AMEX: HNV) today announced that it received a further letter from the American Stock Exchange (the “Exchange”) dated December 9, 2004 notifying it that it has failed to satisfy an additional continued listing standard. Specifically, the Company has yet to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004 which is a condition for the Company’s continued listing on the Exchange, as required by Sections 234 and 1101 of the Company Guide, and is a material violation of its listing agreement with the Exchange. Therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange. The Exchange advised that if the Company is not in compliance with the aforementioned filing requirements by December 31, 2004, the Exchange staff will initiate delisting proceedings as appropriate. In addition, should the Company regain compliance with the filing requirements prior to December 31, 2004, the Exchange staff will review such filing to determine whether the Company is making progress consistent with the plan. Upon completion of its review, the Exchange staff may take action including the initiation of delisting proceedings. The Company may appeal a staff determination to initiate delisting proceedings in accordance with Section 1010 of the Company Guide.

     As previously reported, on November 17, 2004, the Company announced that the Audit Committee of the Board of Directors of the Company is investigating two financial statement matters previously disclosed by the Company and other accounting-related matters with the assistance of independent outside counsel. The Company does not believe such investigation will be completed by December 31, 2004 and has so advised the Exchange. The Company understands that the Audit Committee may receive at least a preliminary report by mid-January, 2005 and cannot predict the outcome of that report or any additional adjustments to its financial statements that may be necessitated thereby. However, the Company intends to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004 as promptly as practicable following the conclusion of the investigation.

     There can be no assurance that the Company will be able to maintain the listing of its Common Stock on the Exchange.

About Hanover Direct, Inc.

     Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company’s catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump’s By Mail. The Company owns Gump’s, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company’s third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company’s catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.